Exhibit 99.1

Date: October 17, 2013	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
Contact: James M. Farrell

HUBBELL REPORTS THIRD QUARTER RESULTS;

NET SALES OF $835.9 MILLION AND EARNINGS PER DILUTED SHARE OF $1.62

SHELTON, CT. (October 17, 2013) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the third quarter ended September 30, 2013.

Net sales in the third quarter of 2013 were $835.9 million, an increase of 6% compared to the $789.7 million reported in the third quarter of 2012. Operating income was $151.6 million, or 18.1% of net sales, compared to $135.1 million, or 17.1% of net sales, for the comparable period of 2012. Net income in the third quarter of 2013 was $96.5 million versus $87.1 million reported in the third quarter of 2012. Earnings per diluted share were $1.62 in the third quarter of 2013 compared to $1.45 reported in the third quarter of 2012. Free cash flow (defined as cash flow from operations less capital expenditures) was $103.0 million in the third quarter of 2013 versus $77.1 million reported in the comparable period of 2012.

For the first nine months of 2013 net sales were $2.4 billion, an increase of 4% compared to the same period last year. Operating income was $381.4 million, or 16.0% of net sales, compared to $361.3 million, or 15.8% of net sales, for the comparable period of 2012. Net income in the first nine months of 2013 was $244.5 million, an increase of 7% compared to the $227.8 million reported in the first nine months of 2012. Earnings per diluted share were $4.09, or 8% above the $3.80 reported for the comparable period of 2012. Free cash flow was $185.5 million compared to $160.7 million reported in the first nine months of 2012.

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OPERATIONS REVIEW

David G. Nord, President and Chief Executive Officer, said, “We reported another quarter of strong performance with higher sales and operating margin compared to 2012. The sales increase was largely due to the impact of acquisitions as well as strength in several areas of the Electrical segment. From a profitability perspective, we were able to increase earnings per diluted share by 12% and I am proud of the organization’s ability to deliver these results with little help from our markets. I would also like to report that the two recent acquisitions that we announced on our July earnings call are integrating very smoothly into the Hubbell family.”

Mr. Nord continued “The demand in our end markets during the third quarter was mixed. In the construction markets, U.S. non-residential activity increased due to renovation and relight activities while the residential market continued to expand at a double-digit pace. North American electrical utility demand was below the prior year as utility companies continue to face regulatory issues, weak electricity usage and few rate increases. Our businesses that serve the industrial markets were higher primarily due to the strength of the extractive industry sector.”

SEGMENT REVIEW

The comments and year-over-year percentages in this segment review are based on third quarter results in 2013 and 2012.

Electrical segment net sales in the third quarter of 2013 increased 8% to $597.6 million compared to $551.8 million reported in the third quarter of 2012. The increase was primarily due to acquisitions which contributed 5% to sales in the quarter. The organic volume increase was led by higher shipments of lighting products. Compared to the third quarter of 2012, operating income increased 15% to $104.5 million, or 17.5% of net sales. The increase in operating income was primarily due to the benefit of higher volume and lower material costs.

Hubbell’s Power segment net sales in the third quarter of 2013 were $238.3 million compared to $237.9 million reported in the third quarter of 2012. The sales were impacted by weaker overall utility demand and unfavorable foreign currency translation offset by the favorable impact of an acquisition. Compared to the third quarter of 2012, operating income increased to $47.1 million. Operating margin in the third quarter of 2013 was 19.8% compared to 18.7% reported in the comparable period of 2012. The increase in operating margin was primarily due to productivity and a favorable product mix.

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SUMMARY & OUTLOOK

Mr. Nord commented, “Looking to the remainder of 2013, we remain highly focused and committed to achieving our financial goals for the year. For the full year 2013, we expect net sales to increase by approximately 5% and operating margins to expand by approximately 40 basis points.”

Mr. Nord concluded, “Turning to 2014, third party forecasts for our markets point towards growth in the upcoming year. That growth is expected to be led by the construction markets, which account for approximately fifty percent of our overall sales. We would also expect modest growth in our industrial markets while utility spending is likely to remain challenging given the level of uncertainty that persists in that market. So overall we currently believe the end market growth to be in the two to four percent range for 2014. From a profitability perspective, we continue to plan for expanding our operating margins into the future. The organization remains highly engaged in driving productivity programs. This will continue to be a critical element of improving operating margins as the price and material benefits experienced in 2013 are not likely to continue. However, given the level of near term volatility, we expect to provide a more detailed outlook on our next scheduled conference call in January.”

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Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2012.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2012 revenues of $3.0 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea and countries in the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Net sales	$835.9	$789.7	$2,377.3	$2,291.9
Cost of goods sold	544.6	521.2	1,577.7	1,529.5

Gross profit	291.3	268.5	799.6	762.4
Selling & administrative expenses	139.7	133.4	418.2	401.1

Operating income	151.6	135.1	381.4	361.3
Operating income as a % of Net sales	18.1%	17.1%	16.0%	15.8%
Interest expense, net	(7.4)	(7.2)	(22.0)	(21.5)
Other (expense) income, net	(0.9)	1.1	(2.1)	(0.1)

Total other expense, net	(8.3)	(6.1)	(24.1)	(21.6)
Income before income taxes	143.3	129.0	357.3	339.7
Provision for income taxes	46.1	41.4	110.3	110.5

Net income	97.2	87.6	247.0	229.2
Less: Net income attributable to noncontrolling interest	0.7	0.5	2.5	1.4

Net income attributable to Hubbell	$96.5	$87.1	$244.5	$227.8

Earnings Per Share:
Basic	$1.63	$1.47	$4.12	$3.84
Diluted	$1.62	$1.45	$4.09	$3.80
Cash dividends per common share	$0.45	$0.41	$1.35	$1.23

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HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$630.4	$645.0
Short-term investments	10.5	8.8
Accounts receivable, net	499.5	405.2
Inventories, net	401.9	341.7
Deferred taxes and other	54.0	55.5

TOTAL CURRENT ASSETS	1,596.3	1,456.2
Property, plant and equipment, net	370.3	364.7
Investments	35.7	36.7
Goodwill	805.2	755.5
Intangible assets, net	292.8	288.1
Other long-term assets	40.9	45.8

TOTAL ASSETS	$3,141.2	$2,947.0

LIABILITIES AND EQUITY
Short-term debt	$0.1	$-
Accounts payable	235.2	213.1
Accrued salaries, wages and employee benefits	68.8	75.4
Accrued insurance	46.0	39.6
Other accrued liabilities	134.5	119.3

TOTAL CURRENT LIABILITIES	484.6	447.4
Long-term debt	597.1	596.7
Other non-current liabilities	255.6	235.0

TOTAL LIABILITIES	1,337.3	1,279.1
Hubbell Shareholders’ Equity	1,795.8	1,661.2
Noncontrolling interest	8.1	6.7

TOTAL EQUITY	1,803.9	1,667.9

TOTAL LIABILITIES AND EQUITY	$3,141.2	$2,947.0

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Nine Months Ended September 30
	2013	2012
Cash Flows From Operating Activities
Net income attributable to Hubbell	$244.5	$227.8
Depreciation and amortization	52.5	49.2
Stock-based compensation expense	8.4	8.0
Deferred income taxes	14.7	16.0
Changes in working capital	(106.1)	(98.0)
Contributions to defined benefit pension plans	(2.5)	(22.0)
Other, net	14.4	11.0

Net cash provided by operating activities	225.9	192.0

Cash Flows From Investing Activities
Capital expenditures	(40.4)	(31.3)
Acquisition of businesses, net of cash acquired	(96.5)	(53.0)
Net change in investments	(0.8)	8.7
Other, net	4.4	13.7

Net cash used in investing activities	(133.3)	(61.9)

Cash Flows From Financing Activities
Short-term debt borrowings (repayments), net	0.1	(2.7)
Payment of dividends	(79.9)	(71.3)
Repurchase of common shares	(31.0)	(55.6)
Proceeds from exercise of stock options	1.5	21.4
Other, net	5.4	10.7

Net cash used in financing activities	(103.9)	(97.5)

Effect of foreign exchange rate changes on cash and cash equivalents	(3.3)	3.4

(Decrease) Increase in cash and cash equivalents	(14.6)	36.0
Cash and cash equivalents
Beginning of period	645.0	569.6

End of period	$630.4	$605.6

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HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Net Sales
Electrical	$597.6	$551.8	$1,677.4	$1,593.2
Power	238.3	237.9	699.9	698.7

Total Net Sales	$835.9	$789.7	$2,377.3	$2,291.9

Operating Income
Electrical	$104.5	$90.7	$255.0	$235.7
Power	47.1	44.4	126.4	125.6

Total Operating Income	$151.6	$135.1	$381.4	$361.3

Operating Income as a % of Net Sales
Electrical	17.5%	16.4%	15.2%	14.8%
Power	19.8%	18.7%	18.1%	18.0%
Total	18.1%	17.1%	16.0%	15.8%

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HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Numerator:
Net income attributable to Hubbell	$96.5	$87.1	$244.5	$227.8
Less: Earnings allocated to participating securities	0.3	0.3	0.8	0.8

Net income available to common shareholders	$96.2	$86.8	$243.7	$227.0
Denominator:
Average number of common shares outstanding	59.1	59.1	59.1	59.2
Potential dilutive shares	0.4	0.6	0.4	0.6

Average number of diluted shares outstanding	59.5	59.7	59.5	59.8

Earnings per Share:
Basic	$1.63	$1.47	$4.12	$3.84
Diluted	$1.62	$1.45	$4.09	$3.80

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HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	September 30, 2013	December 31, 2012
Total Debt	$597.2	$596.7
Total Hubbell’s Shareholders’ Equity	1,795.8	1,661.2

Total Capital	$2,393.0	$2,257.9

Total Debt to Total Capital	25%	26%
Total Debt	$597.2	$596.7
Less: Cash and cash equivalents	(630.4)	(645.0)
Investments	(46.2)	(45.5)

Net Debt	$(79.4)	$(93.8)

Net Debt to Total Capital	(3%)	(4%)

Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Nine Months Ended September 30
	2013	2012
Net cash provided by operating activities	$225.9	$192.0
Less: Capital Expenditures	(40.4)	(31.3)

Free cash flow	$185.5	$160.7

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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